Exhibit 10.3

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT

                                                                   November 22, 2016

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, New York 10020

Attention:  U.S. Corporate Group, Jeffry Fry

To induce you, in your sole discretion from time to time, to issue one or more irrevocable letters of credit at the request of the party(ies) signing as Applicant below (“Applicant”), in substantially such form as Applicant shall request, Applicant unconditionally and irrevocably agrees with you (including to the extent applicable your branches and other affiliates where Applicant requests or authorizes you to issue through such branch or affiliate, “Issuer”), including as to each such letter of credit (each, including any amendment or replacement authorized by its terms or by consent of Applicant, a “Credit”), as follows:

1.      Certain Definitions.  As used in this agreement (as amended, supplemented or otherwise modified from time to time, including the application for the Credit, this “Agreement”), the following terms have the respective meanings specified below, unless the context requires otherwise:

“Applicant” has the meaning provided in the introductory paragraph of this Agreement.

“Beneficiary” means, at any time, the beneficiary(ies) of the Credit, including any second or substitute beneficiary(ies) or transferee(s) under a transferable Credit and any successor of a beneficiary by operation of law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change in Control” means (i) if Applicant is a publicly held person, that any person or two or more persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock of Applicant (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Applicant (on a fully diluted basis); and (ii) if Applicant is not a publicly held person, (A) a sale (whether of stock or other assets), merger or other transaction or series of related transactions involving Applicant, as a result of which those persons who (directly or indirectly) held 100% of the Voting Stock of Applicant immediately prior to such transaction do not hold (directly or indirectly) more than 50% of the Voting Stock of Applicant (or the surviving or resulting entity thereof) after giving effect to such transaction, or (B) the sale of all or substantially all of the assets of Applicant in a transaction or series of related transactions

“Credit” has the meaning provided in the introductory paragraph of this Agreement.

“Dollars” or “$” mean, at any time, the lawful currency of the United States of America.

“Event of Default” has the meaning provided in Section 15 hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Issuer or required to be withheld or deducted from a payment to the Issuer:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of the Issuer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Dutch withholding Taxes imposed on amounts payable to or for the account of the Issuer pursuant to a law in effect on the date (i) hereof (or, in the case of an assignment or participation pursuant to Section 19, the date of such assignment or participation)  or (ii) the Issuer changes its lending office, except to the extent that, pursuant to Section 5, amounts with respect to such Taxes were payable immediately before it changed its lending office, (c) Taxes attributable to such Issuer’s failure to comply with Section 5(b) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Indemnified Party” means Issuer and each officer, director, affiliate, employee and agent thereof.

“ISP” means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

“Issuer” has the meaning provided in the introductory paragraph of this Agreement.

“Issuer’s Office” has the meaning provided in Section 4(a) hereof.

“Other Connection Taxes” means, with respect to the Issuer, Taxes imposed as a result of a present or former connection between the Issuer and the jurisdiction imposing such Taxes (other than connections arising from the Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the financial condition of the Applicant and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against Applicant of this Agreement or any other document or agreement entered in connection with this Agreement to which it is party.

 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.

“Practices” has the meaning provided in Section 24(b) hereof.

“Prime Rate” means, for any day, the rate established by Issuer from time to time as its U.S. prime commercial lending rate (which rate does not necessarily represent the lowest rate of interest changed by Issuer to its borrowers but which rate shall be consistent with that charged to borrowers with credit ratings similar to Applicant).

“Sanctioned Country” means a country or territory that is or whose government is subject to Sanctions Laws.

“Sanctioned Person” means, at any time, any Person (a) that is listed on any list maintained by OFAC, the U.S. Department of State, the European Union or the United Nations Security Council; or (b) otherwise the subject of Sanctions Laws.

“Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement international economic sanctions or anti-terrorism programs by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Subsidiary Account Party” means any direct or indirect subsidiary of Applicant that Issuer approves in writing as a Subsidiary Account Party hereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600.

“Voting Stock” means shares of capital stock issued by a corporation (or equivalent interests in any other person), the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

2.      Reimbursement.  Applicant will reimburse Issuer, without demand, the amount of each payment Issuer makes under the Credit.  Such reimbursement shall be due (i) if the Credit provides for sight payment, (A) if Issuer notifies Applicant of such sight payment no later than 11:00 a.m. (Pacific time) on the day on which Issuer pays, (B) if Issuer notifies Applicant of such sight payment after 11:00 a.m. (Pacific time), on the next succeeding Business Day or (iii) if the Credit provides for acceptance of a time draft or incurrence of a deferred payment obligation, one Business Day in advance of its maturity.  Each such reimbursement shall be without prejudice to Applicant’s rights under Section 8(b) hereof.

3.      Fees, Costs and Expenses.  Applicant will pay to Issuer (i) fees in respect of the Credit at such rates and times as Applicant and Issuer agree in writing or, in the absence of such an agreement, in accordance with Issuer’s standard fees then in effect and provided to Applicant, and (ii) on demand, all reasonable and documented costs and expenses that Issuer incurs in connection with the Credit or this Agreement, including (A) reasonable and documented attorneys’ fees and disbursements to protect or enforce Issuer’s rights and remedies, (B) in connection with any requested amendment or waiver, (C) in complying with any governmental exchange, currency control or other law, rule or regulation of any country applicable to the purchase or sale of, or dealings in, a currency other than Dollars, (D) any stamp tax, recording tax, or similar tax or fee, and (E) any reasonable and documented adviser’s, confirmer’s, or other nominated person’s fees and expenses that are chargeable to Applicant or Issuer (if the application for the Credit requested or authorized such advice, confirmation or other nomination, as applicable).

4.      Payments; Currency; Interest; Charging Accounts; Computations, Etc.

(a)      All amounts due from Applicant under this Agreement shall be paid to Issuer on the due date at Issuer’s address for notices under this Agreement (“Issuer’s Office”), without defense, set-off, or counterclaim, in Dollars and in immediately available funds to an account previously specified by Issuer to Applicant; provided that if the amount due is based upon Issuer’s payment in a currency other than Dollars, then Applicant will pay such amount in such other currency to Issuer’s Office (or to such other place for payments in such other currency as Issuer may reasonably specify by notice to Applicant) unless Issuer in its sole discretion notifies Applicant to instead pay in Dollars the Dollar equivalent (as reasonably computed by Issuer) of such amount to Issuer’s Office.  For purposes of computing fees and interest under this Agreement, payments received by Issuer at or after 11 a.m. (Pacific time) at Issuer’s Office shall be treated as if received on the following Business Day.  Applicant’s obligation to make payments in any currency specified in this Agreement (the “Specified Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by Issuer at Issuer’s Office (or to such other place for payments in a currency other than Dollars as Issuer may have reasonably specified by notice to Applicant) of the full amount of the Specified Currency payable under this Agreement, and Applicant shall indemnify Issuer on demand for any shortfall.  Applicant’s obligation to make payments in the Specified Currency as aforesaid shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)      Without limiting Applicant’s obligation to make all payments under this Agreement when due, (i) if Applicant fails to fully reimburse Issuer on the date of any payment under the Credit, then Applicant will pay interest to Issuer on such unreimbursed amount at a variable interest rate equal to (A) until the date Issuer notifies Applicant that reimbursement is due under Section 2 hereof, the Prime Rate, and (B) thereafter, the sum of two percent (2%) per annum plus the Prime Rate, and (ii) Applicant will pay to Issuer, on demand, interest on all other overdue amounts hereunder from the due date through the payment date at a variable interest rate equal to the sum of two percent (2%) per annum plus the Prime Rate.  If any payment shall be due on a day that Issuer is not open for business at its applicable office, such payment shall instead be made on the next day on which Issuer is open for business at such office and interest shall be paid for each additional day elapsed.

(c)      Subject to providing prior notice to Applicant, Issuer is authorized to charge any account of Applicant maintained with Issuer from time to time for any amount due under this Agreement.

(d)      All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed (including the first day but excluding the last day in the case of interest, and including both the first and last days in the case of fees).  All computations of fees based upon the available or face amount of the Credit at any time shall be calculated by reference to the greatest amount for which Issuer may be contingently liable under any circumstances under the Credit at such time or thereafter, giving effect to any scheduled increases in accordance with the terms of the Credit.  All computations by Issuer of fees, interest and other amounts due under this Agreement shall be conclusive absent manifest error.

Capital Adequacy; Additional Costs, Sanctions.  If Issuer determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), or any change in the interpretation of any of the foregoing, affects the amount of capital, insurance or reserves (including special deposits, deposit insurance or similar requirements) to be maintained by Issuer or any corporation controlling Issuer, or otherwise increases the costs of, or reduces the amount received or receivable by, Issuer or any corporation controlling Issuer (in each case, other than by a de minimis amount), and Issuer determines that the amount of such capital, insurance or reserve (including any special deposit, deposit insurance or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement or the Credit (in each case, other than by a de minimis amount), then Applicant shall pay to Issuer, within five Business Days after on demand from time to time, such additional amounts as Issuer may demand to compensate for the increase or reduction, as the case may be; provided that Issuer computes the amount due under this paragraph on a reasonable basis.  Notwithstanding anything herein to the contrary, for purposes of section, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case described in the foregoing clause (i) or (ii) be deemed to be a change in law, regardless of the date enacted, adopted or issued.  Notwithstanding anything herein to the contrary, the Issuer shall not have any obligation hereunder to issue, and shall not issue, any Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in violation of any Sanctions Laws or (ii) in any manner that would result in a violation of any Sanctions Laws by any party to this Agreement.

5.      Taxes.

(a)      All payments to Issuer hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, charges, deductions, or withholdings or related liabilities, other than Excluded Taxes (“Indemnified Taxes”).  If any Indemnified Taxes shall be required to be deducted from any sum payable under this Agreement, then:  (i) the sum payable under this Agreement shall be increased so that after making all required deductions Issuer receives an amount equal to the sum Issuer would have received had no such deductions been required; (ii) Applicant shall be responsible for payment of the amount to the relevant taxing authority; (iii) Applicant shall indemnify Issuer on demand for any such Indemnified Taxes paid by Issuer and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Indemnified Taxes; and (iv) Applicant shall provide Issuer upon request with the original or a certified copy of the receipt evidencing each such Tax payment.

(b)      If the Issuer is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement, it shall deliver to the Applicant, at the time or times reasonably requested by the Applicant, such properly completed and executed documentation reasonably requested by the Applicant as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by the Borrower, the Issuer shall deliver such other documentation prescribed by applicable law or reasonably requested by the Applicant as will enable the Applicant to determine whether or not the Issuer is subject to backup withholding or information reporting requirements.

6.      Indemnification.  Applicant will indemnify and hold harmless each Indemnified Party from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) that arise out of or in connection with:  (i) this Agreement and  the Credit, (ii) any payment or action taken or omitted to be taken in connection with the Credit or this Agreement, (iii) any indemnity or other undertaking that Applicant requests or authorizes Issuer to issue to induce any Beneficiary to issue its own letter of credit or other undertaking in connection with the Credit, or (iv) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond Issuer’s control with respect to this Agreement or the Credit, except in each case to the extent such liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s bad faith, gross negligence or willful misconduct.  Applicant will pay within ten Business Days after demand from time to time all amounts owing under this Section.

7.      Obligations Absolute; Claims Against Issuer; Exculpations; Limitations of Liability.

(a)      Applicant’s obligations under this Agreement shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, irrespective of:  (i) if any other person shall at any time have guaranteed any of such obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other person, (ii) any release of any collateral, or any guarantee or other liability of any other person, for any of such obligations, (iii) any claim, setoff, defense or other right that Applicant or any other person may have against any Beneficiary, any assignee of proceeds of the Credit, Issuer or any other person, (iv) any presentation under the Credit being forged, fraudulent or otherwise improper or any statement therein being untrue or inaccurate, or (v) any other circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to any or all of such obligations.

(b)      The foregoing shall not excuse Issuer from liability to Applicant in any independent action or proceeding that is brought by Applicant against Issuer following Applicant’s reimbursement of Issuer, to the extent of any direct damages suffered by Applicant found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from Issuer’s bad faith, gross negligence or willful misconduct; provided that (i) Issuer shall be deemed to have acted with reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City; and (ii) Applicant’s aggregate remedies against Issuer for wrongfully honoring a presentation under the Credit shall not exceed the aggregate amount paid by Applicant to Issuer with respect to the honored presentation.

(c)      Without limiting any other provision of this Agreement, Issuer:  (i) may rely upon any oral, telephonic, facsimile, electronic, written or other communication reasonably believed to have been authorized by Applicant, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not encrypted), or for errors in interpretation of technical terms or in translation (and Issuer a may transmit Credit terms without translating them), (iii) may honor any presentation under the Credit that appears on its face to substantially comply with the terms and conditions of the Credit, (iv) may replace a purportedly lost, stolen or destroyed original Credit, or provide a replacement copy marked as such to any Beneficiary, (v) may disregard any requirement of the Credit that presentation be made to it at a particular place or by a particular time of day (but not any requirement for presentation by a particular day), and may reasonably amend or specify any such requirement in the Credit, (vi) if the Credit requires presentation of a draft but no form of draft is attached thereto as an exhibit, may accept as a draft any written or electronic demand for payment under the Credit that complies with the requirements of the Credit, (vii) may disregard any requirement of the Credit that any draft, demand or other request for payment thereunder bear any reference to the Credit, (viii) may purchase or discount an accepted draft or deferred payment obligation incurred under the Credit without affecting the amount or timing of the reimbursement due from Applicant, (ix) may make any payment under the Credit by any means it chooses, including by wire transfer of immediately available funds, (x) may select any branch or affiliate of Issuer or any other person to act as advising, transferring, confirming and/or nominated person if the application for such Credit requested or authorized such advice, transfer, confirmation and/or nomination, as applicable), (xi) may amend the Credit to reflect any change of address or other contact information of any Beneficiary, (xii) shall have no duty to grant any waiver of discrepancies which Applicant approves or requests, and (xiii) shall not be responsible for any other action or inaction taken or suffered by Issuer under or in connection with the Credit required or permitted under any applicable law or standard letter of credit practice of commercial banks in New York City.  None of the circumstances described in this paragraph shall impair or waive Issuer’s rights or remedies against Applicant or place Issuer under any liability to Applicant.

(d)      Applicant will notify Issuer of any objection Applicant may have to Issuer’s issuance or amendment of the Credit, Issuer’s honor or dishonor of any presentation under the Credit, or any other action or inaction taken or suffered by Issuer under or in connection with this Agreement or the Credit.  Applicant’s notice of objection must be delivered to Issuer not more than ten Business Days after Applicant first receives notice of the action or inaction or proposed action or inaction it objects to.  Applicant’s failure to give such notice of objection within such period shall automatically waive such objection.  Applicant’s acceptance or retention beyond such period of any original documents presented under the Credit or any property for which title is conveyed by such documents shall ratify Issuer’s honor of such presentation.

(e)      Neither party shall not be liable in contract, tort, or otherwise for any punitive, exemplary, consequential, indirect or special damages, including for any consequences of fraud by any Beneficiary.  Any claim by Applicant under or in connection with this Agreement or the Credit shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Applicant as a result of the wrongful conduct complained of and (ii) the amount (if any) of damages that would have been avoided had Applicant taken reasonable steps to mitigate its damages, including by enforcing its rights in the transaction(s) supported by the Credit, and in case of a claim of wrongful dishonor, by timely authorizing Issuer to effect a cure by honoring.

8.      Applicant Responsibility.  Applicant’s ultimate responsibility for the final text of the Credit shall not be affected by any assistance Issuer may provide such as drafting or recommending text, and Applicant assumes all risks that:  (i) any non-documentary conditions stated in the Credit will be ignored when presentment is made, or may cause the Credit to be interpreted by a court as a guarantee; (ii) any ambiguous or inconsistent provisions may be interpreted in a manner not intended by Applicant; (iii) any permitted payment or other action at a foreign location may invoke the application of foreign laws or rules; and (iv) the Credit does not satisfy Applicant’s needs or intentions.

9.      Transfers.  If at Applicant’s request or with Applicant’s authorization the Credit is in transferable form, Issuer shall have no duty to determine the identity of anyone appearing as transferee in any transfer request, draft or other document furnished or presented under the Credit, nor shall Issuer be responsible for the validity or correctness of any transfer of all or any portion of the Credit made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of the Credit.

10.      Extensions and Modifications; Waivers of Discrepancies.  This Agreement shall be binding upon Applicant with respect to any replacement, extension or amendment of the Credit or waiver of discrepancies requested or authorized by Applicant.  Except as may be provided in the Credit or as Issuer may agree in writing, Issuer shall have no duty to (i) extend the expiration date or term of the Credit, (ii) issue a replacement letter of credit or other undertaking on or before such expiration date or the end of such term, (iii) give or refrain from giving notice of its election not to renew or extend the Credit, (iv) give or refrain from giving notice, if the Credit by its terms permits it to do so, of its election to terminate the Credit prior to its stated expiration date, (v) give or refrain from giving notice of its election to refuse to reinstate the amount of any drawing under the Credit or (vi) otherwise amend the Credit.  If the Credit by its terms provides for automatic renewal or extension unless Issuer notifies any Beneficiary of Issuer’s election not to renew or extend the Credit and if Applicant desires that Issuer give such notice, Applicant’s request that Issuer give such notice shall be given to Issuer at least 30 days prior to the earlier of the date that Applicant wishes that Issuer give such notice or the date by which the Credit requires that such notice be given to avert such automatic renewal or extension (but Issuer shall have no obligation to accede to such request).

11.      Bond or Other Collateral.  If Applicant or any other person seeks to restrain any presentation under or honor of the Credit or takes any other action that has a similar effect or if any court shall do any of the foregoing or extend the term of the Credit, then at Issuer’s request in each case, Applicant shall provide Issuer with a bond or other collateral of a type and value reasonably satisfactory to Issuer as security for Applicant’s obligations hereunder and the value of the bond or other collateral type shall be limited to 100% of the sum of the aggregate face amount of all outstanding letters of credit issued hereunder.  Upon irrevocable payment in full of all amounts owed under this Agreement and the termination or expiration of all letters of credit issued hereunder (other than contingent obligations for indemnification, expense reimbursement or other contingent obligations as to which no claim has been made), the Applicant shall be entitled to the return of such of the collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

12.      Covenants.  Applicant will (i) comply with all foreign and domestic laws, rules and regulations now or hereafter applicable to Applicant, its properties, this Agreement, the Credit, or transactions related to the Credit, except to the extent any failure so to comply could reasonably be expected to have a Material Adverse Effect, (ii) promptly upon obtaining knowledge of the occurrence of any Event of Default or any event which with notice or lapse of time or both would constitute an Event of Default, notify Issuer thereof, specifying the nature thereof and the action Applicant proposes to take with respect thereto, (iii) procure that its obligations under this Agreement rank at least pari passu with the claims of its other present and future unsecured and unsubordinated creditors, except for any obligations mandatorily preferred by law applying to persons generally; and (iv) the Applicant will not, directly or indirectly, use the proceeds of the Credits, or lend, contribute or otherwise make available such proceeds to any direct or indirect subsidiary of Applicant, joint venture partner or other Person, (A) to fund any activities or business with any individual or entity, or in any Sanctioned Country, that, at the time of such finding, is the subject of Sanctions Laws or (B) in any other manner that would result in the Applicant or the Issuer being in violation of Sanctions Laws.

13.      Representations and Warranties.  Applicant represents and warrants, as of the date of this Agreement and also as of the date of issuance of the Credit or of any increase or extension thereof requested or authorized by Applicant, that:  (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the power and authority to carry on its business; (ii) its execution, delivery and performance of this Agreement and any agreements relating to the transaction(s) supported by the Credit, (A) are within its powers, (B) have been duly authorized, (C) do not contravene any charter provision, by-law, resolution, contract or other undertaking binding on or affecting it or any of its properties, (D) do not violate any domestic or foreign law, rule or regulation, or any order, writ, judgment, decree, award or permit of any arbitration tribunal, court or other governmental authority applicable to it or any of its properties, and (E) do not require any notice, filing or other action to or by any governmental authority (other than those that have been made or obtained and remain in full force and effect), except where failure to comply with the representations and warranties in clauses (ii)(C), (D) and (E), in each case, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iii) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (iv) no other information furnished by it to Issuer is or shall be materially false or misleading when furnished; (v) there is no pending or threatened action or investigation which is reasonably likely to materially adversely affect its financial condition or business, or which purports to affect the validity or enforceability of this Agreement, any other agreement securing or otherwise supporting this Agreement, or the Credit except with respect to any matters disclosed by Applicant or its parent or its parent’s subsidiaries in any filing made under the Exchange Act that is publicly available; (vi) immediately after giving effect to the issuance of the Credit, no Event of Default has occurred and is continuing or would exist with the giving of notice or lapse of time or both.

14.      Events of Default.  Each of the following shall be an “Event of Default” hereunder:  (i) Applicant’s failure to reimburse any drawing under any Credit when due, (ii) Applicant’s  failure to pay any other obligation under this Agreement within five Business Days after the date when due, (iii) Applicant’s failure to perform or observe any term or covenant of this Agreement (not otherwise an Event of Default) for more than 30 days after Issuer notifies Applicant of the failure, (iv) Applicant’s breach in any material respect of any representation or warranty made in this Agreement or any document delivered by Applicant under or in connection with this Agreement, (v) (A) Applicant’s failure to pay when due (whether at scheduled maturity, upon acceleration, or otherwise) any payment in respect of any indebtedness or other obligation (other than obligations hereunder) of Applicant owing to Issuer or any other person having an aggregate principal amount greater than $400,000,000 (or the equivalent in any other currency), or (B) any event shall occur under the terms of any such indebtedness having a principal amount greater than $400,000,000, and as a result thereof, such indebtedness or other obligation is declared due and payable prior to the stated maturity thereof, or any such indebtedness or other obligation shall be required to be prepaid, redeemed, purchased or defeased, in each case prior to its stated maturity, (vi) Applicant’s repudiation of, or assertion of the unenforceability of, this Agreement or any agreement securing or otherwise supporting this Agreement, or any court or other governmental authority shall issue any order, ruling or determination that this Agreement or any such other agreement is not in full force and effect, (vii) institution by Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking or consenting to the appointment of a custodian, receiver, rehabilitator, trustee, conservator, liquidator or similar official for Applicant or any substantial part of its property, or consent by Applicant to the institution of any such proceeding, (viii) institution against Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a custodian, receiver, rehabilitator, trustee, conservator, liquidator or similar official for Applicant or any substantial part of its property, and any such proceeding or case shall be unstayed and in effect for more than 60 days, or an order for relief shall be entered therein, (ix) Applicant’s making a general assignment for the benefit of creditors, or (x) entry of one or more final judgments against Applicant having an aggregate amount greater than $400,000,000 (or the equivalent in any other currency) that remain unstayed and unsatisfied for more than 60 consecutive days or (xii) any Change in Control.

15.      Remedies.  If any Event of Default shall have occurred and be continuing, Issuer may take any one or more of the following actions:  (i) declare the amount of the Credit and any or all other obligations under this Agreement due and payable by Applicant immediately (provided that if the Event of Default is described in Section 14(vii), (viii) or (ix) hereof, then the amount of the Credit and all such obligations shall become due and payable immediately and automatically), in which case Applicant shall pay such amount to Issuer to be applied to pay any matured obligations and held as cash collateral in a non-interest bearing account for any contingent reimbursement obligations, and (ii) exercise any and all other rights and remedies available at law, in equity, or otherwise to secure, collect, enforce or satisfy the obligations of Applicant under this Agreement.

16.      Set-off.  To the fullest extent permitted by law, if any Event of Default shall have occurred and be continuing, Issuer may set off and apply any and all deposits (whether general or special, time or demand, provisional or final in whatever currency, but excluding deposits in (i) payroll accounts, (ii) health savings accounts, worker’s compensation accounts and other employee benefits accounts and (iii) withholding tax accounts) at any time held, and any other indebtedness at any time owing, by Issuer or its affiliates to or for the credit or the account of Applicant (collectively, “Deposits”) against any and all of the obligations of Applicant under this Agreement, without notice and irrespective of whether such Deposits or obligations may be unmatured or contingent or payable at different places or in different currencies or be owed to or by different offices or entities of Issuer.  Issuer shall promptly thereafter notify Applicant of any such setoff and application but its failure to do so shall not affect the validity thereof.

17.      Waiver of Immunity.  Applicant acknowledges that this Agreement is, and the Credit will be, entered into for commercial purposes of Applicant.  To the extent that Applicant or any of its assets has or hereafter acquires any right of immunity, whether characterized as sovereign immunity or otherwise, in respect of any legal proceedings, whether in the United States, Applicant’s domicile or elsewhere, to enforce or collect upon any obligation of Applicant under or relating to this Agreement, Applicant hereby irrevocably waives any such immunity and agrees not to assert any such right in any such proceeding.

18.      Notices; Multiple Applicants; Subsidiary Account Parties; Interpretation; Etc..

(a)      All notices and other communications under this Agreement shall be in writing and sent, if to Applicant, to its address or fax number indicated below the signature line of this Agreement with a copy to QUALCOMM Incorporated, 5775 Morehouse Drive, San Diego, CA 92121 to the attention of Adam Schwenker, Director or by email to Adam Schwenker to: aschwenk@qualcomm.com, and, if to Issuer, to its address shown above with a copy to Sean Santos by email to: ssantos@us.mufg.jp, or as to either, to such other address or number as it may notify to the other in writing.  No such notice to Issuer shall be effective until actually received by Issuer.  Notices to Applicant shall be effective when sent to Applicant in accordance with this Agreement, (i) if by mail, three days after being deposited in the mails, first class postage prepaid, (ii) if by fax, upon the sender’s fax machine confirming that the fax was sent, or (iii) if by other means, when delivered.  Notices and other communications hereunder may also be delivered or furnished by other methods of electronic communications such as email; provided that, unless otherwise agreed in writing by Applicant and Issuer, the recipient thereof shall have the option in its sole discretion whether or not to treat it as received and effective under this Agreement.

(b)      If this Agreement is signed by two or more persons as “Applicant”, (i) each shall be deemed an “Applicant” hereunder and be jointly and severally liable for all obligations of each Applicant hereunder, (ii) the release, waiver, instruction or consent of any Applicant shall be sufficient to bind each Applicant with respect to this Agreement, the Credit or any claims arising under or in connection with this Agreement or the Credit, (iii) any Event of Default, regardless of fault, shall be deemed an Event of Default as to all Applicants, (iv) delivery by Issuer of any document, notice or other communication to any Applicant named below shall be deemed delivery to each Applicant, and (v) the liability of any Applicant hereunder may from time to time, in whole or in part, be extended, modified, released or reduced by Issuer without affecting or releasing any liability of any other Applicant.  Each Applicant signing this Agreement agrees that its obligations hereunder are primary, waives all discharge defenses available to a secondary obligor, and forgoes negotiation of a separate guaranty and security agreement providing for secondary liability to Issuer.

(c)      Issuer may treat each person that signs this Agreement and each other person that is authorized to act generally for Applicant or specifically in the matter as actually authorized to act singly for Applicant in amending this Agreement, authorizing Issuer to issue or amend the Credit, waive any discrepancy, or otherwise act under the Credit, receiving any notice in connection with this Agreement, or agreeing to indemnify Issuer for any action or inaction taken or proposed.  Any change in the identity of such persons authorized to act for Applicant shall be ineffective until notified in writing to Issuer.

(d)      Applicant represents and warrants that:  (i)  the Credit is being requested to support obligations of Applicant or a Subsidiary Account Party and (ii) Applicant may be identified in the Credit as the “applicant”, “account party”, “instructing party”, “client”, or “customer” at whose request and on whose behalf or for whose account the Credit is issued.  Without limiting any obligations of Applicant hereunder, Applicant represents and warrants as to any Credit issued to support obligations of a Subsidiary Account Party that:  (i) if the Credit describes such Subsidiary Account Party as the “applicant”, “account party”, “instructing party”, “client”, or “customer” at whose request or on whose behalf or for whose account such Credit is issued, such Subsidiary Account Party has requested or authorized such description; and (ii) such Subsidiary Account Party is a direct or indirect majority-owned subsidiary of Applicant at the time of issuance of such Credit (or of any increase or extension thereof).  No Subsidiary Account Party shall have any rights under this Agreement or with respect to the Credit (including any right to request that Issuer issue or amend the Credit or handle in any particular manner any documents presented under the Credit or any goods represented thereby).

(e)      In this Agreement: (i) headings are included only for convenience and are not interpretative; (ii) the term “including” means “including without limitation”; (iii) the term “person” includes any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity; (iv) references to actions Issuer “may” take or omit to take mean “may in its sole discretion”; and (v) references herein to any laws or rules include any amendments thereto or successor or replacement laws or rules.

(f)      If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g)      Applicant acknowledges that (i) Issuer and its affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers; (ii) some of these customers may be Applicant’s counter-parties or competitors; and (iii) Issuer and its affiliates may perform more than one role in relation to the Credit.

(h)      Issuer hereby notifies Applicant that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Issuer is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Issuer to identify Applicant in accordance with the Act.

19.      Successors and Assigns; Etc.  This Agreement shall be binding upon Applicant and its successors and assigns, and shall inure to the benefit of and be enforceable by Issuer and its successors and assigns.  Applicant agrees that delivery of a signed copy or signature page of this Agreement by any electronic means that reproduces an image of the signed signature page shall be as effective as delivery of a manually signed original of this Agreement.  Applicant shall not transfer or otherwise assign any of its rights or obligations under this Agreement without Issuer’s prior written consent.  Issuer may, in whole or in part and without Applicant’s consent, transfer or otherwise assign its rights and obligations under this Agreement or grant participations in its rights and obligations under this Agreement and the Credit.  Applicant acknowledges that information pertaining to Applicant as it relates to this Agreement or the Credit may be disclosed to actual or prospective transferees, assignees or participants.  This Agreement shall not be construed to confer any right or benefit upon any person other than Issuer, the Indemnified Parties and Applicant and their respective successors and permitted assigns, and no such person shall be deemed a third-party beneficiary hereof.

20.      Modification; No Waiver.  None of the terms of this Agreement may be waived, terminated or amended, except in a writing signed by the party against whose interest the term is waived, terminated or amended.  No failure or delay by Issuer in the exercise of a right or remedy shall constitute a waiver, nor shall any exercise or partial exercise of any right or remedy preclude any further exercise of that or any other right or remedy.  Any waiver or consent by Issuer shall be effective only in the specific instance and for the specific purpose for which it is given.

21.      Entire Agreement; Remedies Cumulative. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof.  All rights and remedies of Issuer and all obligations of Applicant under or connection with this Agreement and any other documents delivered in connection with this Agreement are cumulative and in addition to those provided or available at equity or under any applicable law.

22.      Continuing Agreement; Termination.  This is a continuing agreement and shall remain in effect until the earlier of (i) Issuer’s receipt of written notice of termination from Applicant specifically referring to this Agreement or (ii) Issuer’s delivery to Applicant of a written notice of termination specifically referring to this Agreement (which notice may be delivered without regard to whether any Event of Default has occurred).  Termination shall not release Applicant from any liability for any obligations (contingent or otherwise) existing on the date of receipt or delivery of such notice, as applicable, or resulting from or incidental to a Credit issued on or before such date or issued pursuant to any written commitment of Issuer existing on such date.  Upon termination of this Agreement, (i) Applicant shall cease to request the issuance of any further Credit hereunder or any increase or extension of any outstanding Credit hereunder and (ii) Issuer shall have all the rights and remedies provided in Section 16 hereof.  Provisions of this Agreement relating to Taxes, indemnities, payment of costs and expenses, exculpations and limitations on liability, waivers of immunity, jurisdiction, and waiver of trial by jury shall survive any termination of this Agreement, expiration of the Credit, and payment of all obligations hereunder.

23.      Governing Law; Practice; UCP; ISP.

(a)      This Agreement and the rights and obligations of the parties under or in connection with this Agreement shall be governed by and subject to the law of the State of New York (including New York General Obligations Law Section 5-1401) and applicable federal laws of the United States of America.

(b)      Unless Applicant specifies otherwise in its application for the Credit, Issuer at its option may issue the Credit subject to the UCP or ISP or such later supplement to or revision of either thereof as is in effect at the time of issuance of the Credit (collectively, the “Practices”), it being understood that Issuer shall have sole discretion whether or not to issue any requested Credit.  Issuer’s privileges, rights and remedies under the Practices shall be in addition to, and not in limitation of, those expressly provided herein.  To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the Practices or the UCC and (ii) the Practices shall prevail in case of conflict between the Practices and the UCC.

24.      Jurisdiction; Service of Process; Enforcement.

(a)      Applicant consents and submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, in the State of New York, for itself and in respect of any of its property in any action or proceeding arising under or in connection with this Agreement or the Credit.  Applicant agrees not to bring any action or proceeding against Issuer arising under or in connection with this Agreement or the Credit in any court or other forum not described in the first sentence of this paragraph and waives any objection to venue or any claim of forum non conveniens with respect to any action or proceeding in any court described in such first sentence.  Service of process in any such action or proceeding may be served upon Applicant by mail or hand delivery if sent to its address for notices under this Agreement or to the person designated on the signature page(s) of this Agreement as “Applicant’s Agent,” which person Applicant now designates as its authorized agent for the service of process.  Nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction.

(b)      Applicant agrees that final judgment against it in any action or proceeding arising under or in connection with this Agreement or the Credit shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

25.      JURY TRIAL WAIVER.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Very truly yours,

Applicant:

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Adam P. Schwenker
	Name:	Adam P. Schwenker
	Title:	Managing Director

The undersigned, Matthew Post does hereby certify that he is the Treasury Director of QUALCOMM Incorporated and that Adam Schwenker is the duly elected and presently incumbent Managing Director of the Applicant, and that the statements and signatures in the foregoing Agreement are true and correct on the date hereof.

By:	/s/ Matthew Post
	Name:	Matthew Post
	Title:	Treasury Director

Applicant’s type & jurisdiction of organization: Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)

Applicant’s address for notices, etc.:

QUALCOMM River Holdings B.V.
Science Park 400, Matrix II
1098 XH Amsterdam
Attention: Managing Director

with a copy to:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
Attention: Adam Schwenker, Director
Email: aschwenk@qualcomm.com

Applicant’s Agent for service of process per Section 24(a):

The Prentice-Hall Corporation System, Inc.
2711 Centerville Road, Suite 400
City of Wilmington, County of New Castle, Delaware

ACCEPTED AND AGREED TO:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Aileen Supena Throne
	Name:	Aileen Supena Throne
	Title:	Director

ANNEX

Conditions to Closing

            1.      The Issuer shall have received (it being understood and agreed that the documentation previously provided to Issuer satisfies this requirement):

    A.      Resolutions (or excerpt thereof) authorizing Applicant’s execution, delivery and performance of the transaction documents

    B.       Signing authority, incumbency and specimen signature of Applicant

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